Exhibit (g)(40)
LETTER AGREEMENT
October 1, 2014
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that Janus Investment Fund (the “Trust”) will change the names of the following funds, each effective on or about December 17, 2014:

Current Name	Proposed Name
INTECH U.S. Value Fund	INTECH U.S. Managed Volatility Fund

INTECH U.S. Growth Fund	INTECH U.S. Managed Volatility Fund II

INTECH Global Dividend Fund	INTECH Global Income Managed Volatility Fund

INTECH International Fund	INTECH International Managed Volatility Fund
The Trust requests confirmation that all references to “INTECH U.S. Value Fund”, “INTECH U.S. Growth Fund”, “INTECH Global Dividend Fund” and “INTECH International Fund” in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with “INTECH U.S. Managed Volatility Fund”, “INTECH U.S. Managed Volatility Fund II”, “INTECH Global Income Managed Volatility Fund”, and “INTECH International Managed Volatility Fund,” respectively.
Funds distributed by Janus Distributors LLC.
Janus Capital Management LLC serves as an investment adviser.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz Stephanie Grauerholz Vice President, Chief Legal Counsel and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Michael F. Rogers Executive Vice President
Agreed to this 12th day of December, 2014